Exhibit 99.1

Liberty Resources Acquisition Corp. Discloses Receipt of NASDAQ Notice

Miami, Florida, April 21, 2023 - On April 19, 2023, Liberty Resources Acquisition Corp. (“Liberty” or the “Company”) (Nasdaq: LIBY, LIBYW, LIBYU), a special purpose acquisition company, received a letter (the “Letter”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that, as a result of not having timely filed its Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) by March 15, 2023 with the Securities and Exchange Commission (the “SEC”), the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the SEC.

As previously disclosed in the Notification of Late Filing on Form 12b-25 filed on March 31, 2023 and Amendment No. 1 filed April 14, 2023, the Company expected to receive the Letter because it had not timely filed the 2022 Form 10-K with the SEC and the Company had determined that it required additional time.

The Letter has no immediate effect on the listing of the Company’s common stock on the NASDAQ Global Select Market. Pursuant to the Letter, the Company has 60 days following the receipt of the Notice within which to submit a plan to NASDAQ showing how it intends to regain compliance. The Company intends to file the 2022 Form 10-K as soon as possible, and in any case before the 60 days conclude, and thereafter, believes the Company will be in compliance with all of the NASDAQ continued listing requirements.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Garry Richard Stein

Liberty Resources Acquisition Corp.

Phone: 1-305-809-7217